Exhibit 99.1

June 29, 2022

Liberty Media Announces Braves Group Investor Event Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE) — Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) will webcast a Braves Group Investor Event on Tuesday, July 12, 2022, with management remarks beginning at 3:30 p.m. ET. Derek Schiller, President and CEO of the Atlanta Braves, and Mike Plant, President & CEO of Braves Development Company, will be speaking at the event, along with other Atlanta Braves management representatives. During the event, observations may be made regarding the financial performance and outlook of the Braves Group stock, the Battery Atlanta and the Atlanta Braves team, as well as other forward looking matters.

The event will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at https://www.libertymedia.com/investors/news-events/ir-calendar to register for the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

For more information regarding the Braves Group Investor Event, please contact investor@libertymedia.com.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and its interest in Liberty Media Acquisition Corporation.

Liberty Media Corporation
Courtnee Chun, 720-875-5420